Exhibit 10.65

AMENDMENT TO

CINERGY CORP. 401(K) EXCESS PLAN

The Cinergy Corp. 401(k) Excess Plan (the “Plan”) is amended, effective as of December 18, 2006, as follows:

1.	Section 2.1 of the Plan is hereby amended by adding the following at the end thereof:
“(ff)	“Duke Energy Common Stock—Stock Deferrals Account” means, with respect to a Participant, the bookkeeping account established and maintained pursuant to Section 3.2(e)(iv).
(gg)	“Duke Formula Employee” has the meaning given to such term in the 401(k) Plan.

Capitalized terms that are not defined in Article II shall have the meaning set forth in the Company’s 2006 Long-Term Incentive Plan.”

2.	Section 3.2 of the Plan is hereby amended by adding the following new subsections (e) and (f) at the end thereof:
“(e)	Deferrals of Stock Awards. Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, the entire amount of any nonvested Award granted under a long-term incentive plan sponsored by the Company (including the Company’s 2006 Long-Term Incentive Plan), subject to the following conditions:
(i)	Except as otherwise provided in this Section, the deferral election shall be made by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the calendar year next preceding the calendar year for which such Award is granted, or at such later time as is permitted by the Committee, consistent with Section 409A of the Code, during the calendar year in which a Participant initially becomes eligible for the Plan.
(ii)	To the extent permitted by the Committee, and except as otherwise provided in Section 3.2(e)(iii), with respect to an Award that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least thirteen (13) months from the date that the service provider obtains a “legally binding right” to such Award (within the meaning of Section 409A of the Code), the deferral election shall be made by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such Award.
(iii)	To the extent permitted by the Committee, with respect to an Award that constitutes “performance-based compensation” (within the meaning of Section 409A of the Code), the deferral election shall be made by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable performance period (or such earlier date as specified by the Committee), provided that in no event may such deferral election be made after such Award has become both substantially certain to be paid and readily ascertainable (within the meaning of Section 409A of the Code).
(iv)	Upon the date that an Award that the Participant has elected to defer would otherwise have been payable, the number of shares of stock or the cash payment that would have become so payable but for the deferral election shall be converted into an equal number of units in the Duke Energy Common Stock—Stock Deferrals Account.
(v)	Dividend Equivalents, to the extent deferred, shall also be credited to the Participant’s Duke Energy Common Stock—Stock Deferrals Account commencing on the payment date of the first cash dividend of Company Stock that is declared after the date on which the deferred Award vests.
(vi)	No deferral of a stock option or restricted stock award shall be permissible.
(f)	Dividend Equivalents Deferrals. Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, 100% of the amounts that would otherwise become payable as Dividend Equivalents, with respect to (i) an Award that is designated in the Award Agreement as a “Chairman’s Award,” or (ii) an Award with respect to which the Award Agreement specifically provides for the deferral of Dividend Equivalents. Such election must be made by the Participant at the time the Participant elects to defer receipt of the related Award pursuant to the terms of Section 3.2(e). Dividend Equivalents that have been deferred pursuant to the first sentence of this Section and credited to the Participant’s Account shall be credited to the Participant’s Duke Energy Common Stock—Stock Deferrals Account as of the dates such amounts would otherwise become payable pursuant to such award.”
3.	Section 3.3 of the Plan is hereby superseded and replaced in its entirety as set forth below:
“3.3	Employer Base Matching Contributions.
(a)	If an Eligible Employee other than a Duke Formula Employee is entitled to a “Base Matching Contribution” under his or her 401(k) Plan, the Employer shall make an Employer Base Matching Contribution to the Participant’s Matching Account equal to the amount of the Participant’s “Base Matching Contribution” computed in accordance with the 401(k) Plan (prior to the limitation of Code Paragraph 401(m)(2)), but using the Participant’s Compensation as defined in this Plan.

(b)	If an Eligible Employee that is also a Duke Formula Employee is entitled to a “Base Matching Contribution” under his or her 401(k) Plan, the Employer shall make an Employer Base Matching Contribution to the Participant’s Matching Account equal to the amount, if any, by which the lesser of the amounts in subparagraph (i) or (ii) below, exceeds the amount in subparagraph (iii) below:
(i)	The maximum matching contribution the Participant was eligible to receive for the Plan Year under the 401(k) Plan based upon the Participant’s “Compensation” as defined in the 401(k) Plan for the Plan Year, but determined without regard to the limitations of Code Paragraph 401(a)(17) and any deferral of Compensation pursuant to Section 3.2 of this Plan or bonuses pursuant to the Cinergy Corp. Nonqualified Deferred Incentive Compensation Plan.
(ii)	The Participant’s “Deferred Compensation Contribution” as defined under the 401(k) Plan for the Plan Year, plus the Participant’s deferral of Compensation pursuant to Section 3.2 of this Plan or deferral of bonus pursuant to the Cinergy Corp. Nonqualified Deferred Incentive Compensation Plan during the Plan Year.
(iii)	The “Base Matching Contribution” credited to the Participant’s account under the 401(k) Plan for the Plan Year.
(c)	If the Participant becomes a Duke Formula Employee during a Plan Year, the Committee shall prorate the amount of his or her Base Matching Contribution for the Plan Year based on the preceding provisions of this Section.”
4.	Section 3.5 of the Plan is hereby amended by inserting the words “a Duke Energy Common Stock—Stock Deferrals Account,” immediately after the phrase “a Deferral Account,”.
5.	Section 4.1 of the Plan is hereby amended by inserting the words “Duke Energy Common Stock—Stock Deferrals Account,” immediately after the phrase “Deferral Account,”.
6.	Section 4.2(a) of the Plan is hereby amended by adding the following sentence at the end thereof.

“The amounts in the Duke Energy Common Stock—Stock Deferrals Account shall be credited and maintained as units of a phantom investment that mirror the performance of Company Stock (with cash dividends reinvested).”

7.	Section 4.2(b) of the Plan is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything contained herein to the contrary, no transfers may be made into or out of the Duke Energy Common Stock—Stock Deferrals Account.”

8.	Section 4.2 of the Plan is hereby amended by adding the following new subsection (d) at the end thereof:
“(d)	If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Company Stock, or any similar corporate transaction or event in respect of such shares, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in number and kind of phantom investment units of shares of Company Stock deemed held under the Plan. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all phantom investment units of shares of Company Stock such alternative consideration as it, in good faith, may determine to be equitable under the circumstances.”
9.	Section 4.3(b) of the Plan is hereby superseded and replaced in its entirety as set forth below:
“(b)	The Employer Base Matching Contribution under Section 3.3 of this Plan shall be credited to a Participant’s Matching Account in terms of cash as of the last day of each Plan Year. An Eligible Employee does not need to make deferrals pursuant to Section 3.2 (Election to Defer) of this Plan to receive Employer Base Matching Contributions.”
10.	Section 4.3(e) of the Plan is hereby amended by inserting the words “Duke Energy Common Stock—Stock Deferrals Account,” immediately after the phrase “Deferral Account,”.
11.	The second sentence of Section 4.4(a) of the Plan is hereby amended by inserting the words “Duke Energy Common Stock—Stock Deferrals Accounts,” immediately after the phrase “Deferral Accounts,”.
12.	Section 5.1(d) of the Plan is hereby amended by adding the following new subparagraph (4) at the end thereof:
“(4)

Amounts credited as units to each Participant’s Duke Energy Common Stock—Stock Deferrals Account shall be converted to and distributed in the form of whole shares of Company Stock and cash for any fractional share. To the extent that the delivery of any shares of Company Stock to a Participant under this Section 5.1(d)(4) otherwise would cause all or any portion of the Plan to be considered an “equity compensation plan” as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule (“Listed Company Manual”), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored “equity compensation plan” designated by the Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.”

13.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

This amendment has been approved and signed by an authorized officer of Duke Energy Corporation as of the date specified above.

DUKE ENERGY CORPORATION

By:	/S/ CHRISTOPHER C. ROLFE
Christopher C. Rolfe
Group Executive and Chief
Administrative Officer

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